Final Term Sheet Dated November 29, 2022

Issuer Free Writing Prospectus
Filed Pursuant to Rule 433

relating to the
Preliminary Prospectus Supplement

dated November 29, 2022 and

Prospectus dated June 1, 2020

Registration Statement No. 333-238831

Amazon.com, Inc.

4.700% Notes due 2024

4.600% Notes due 2025

4.550% Notes due 2027

4.650% Notes due 2029

4.700% Notes due 2032

Pricing Term Sheet

Issuer:	Amazon.com, Inc. (the “Issuer”)

Title:

4.700% Notes due 2024 (the “2024 Notes”)

4.600% Notes due 2025 (the “2025 Notes”)

4.550% Notes due 2027 (the “2027 Notes”)

4.650% Notes due 2029 (the “2029 Notes”)

4.700% Notes due 2032 (the “2032 Notes”)

Security Type:	SEC registered

Ratings*:	A1 by Moody’s Investor Service, Inc. AA by Standard & Poor’s Ratings Services AA- by Fitch Ratings Inc.

Size:	2024 Notes: $1,250,000,000 2025 Notes: $1,250,000,000 2027 Notes: $2,000,000,000 2029 Notes: $1,500,000,000 2032 Notes: $2,250,000,000

Maturity Date:	2024 Notes: November 29, 2024 2025 Notes: December 1, 2025 2027 Notes: December 1, 2027 2029 Notes: December 1, 2029 2032 Notes: December 1, 2032

Trade Date:	November 29, 2022

Settlement Date:	December 1, 2022

Coupon (Interest Rate):

2024 Notes: 4.700% per annum, accruing from December 1, 2022

2025 Notes: 4.600% per annum, accruing from December 1, 2022

2027 Notes: 4.550% per annum, accruing from December 1, 2022

2029 Notes: 4.650% per annum, accruing from December 1, 2022

2032 Notes: 4.700% per annum, accruing from December 1, 2022

Yield to Maturity:	2024 Notes: 4.736% 2025 Notes: 4.602% 2027 Notes: 4.563% 2029 Notes: 4.662% 2032 Notes: 4.703%

Spread to Benchmark Treasury:	2024 Notes: T + 25 bps 2025 Notes: T + 35 bps 2027 Notes: T + 62.5 bps 2029 Notes: T + 80 bps 2032 Notes: T + 95 bps

Benchmark Treasury:

2024 Notes: 4.500% due November 30, 2024

2025 Notes: 4.500% due November 15, 2025

2027 Notes: 3.875% due November 30, 2027

2029 Notes: 3.875% due November 30, 2029

2032 Notes: 4.125% due November 15, 2032

Benchmark Treasury Yield:	2024 Notes: 4.486% 2025 Notes: 4.252% 2027 Notes: 3.938% 2029 Notes: 3.862% 2032 Notes: 3.753%

Interest Payment Dates:	In the case of the 2024 Notes, May 29 and November 29 of each year, beginning May 29, 2023, or in the case of the 2025 Notes, the 2027 Notes, the 2029 Notes, and the 2032 Notes, June 1 and December 1 of each year, beginning June 1, 2023

Optional Redemption:

The notes of each series may be redeemed in whole at any time or in part from time to time (i) prior to the applicable Par Call Date (as set forth below) or (ii) in the case of the 2024 Notes and the 2025 Notes, at any time prior to maturity, at the Issuer’s option, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:

(1) (a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming such notes matured on the applicable Par Call Date or, in the case of the 2024 Notes and the 2025 Notes, on the applicable maturity date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined in the Preliminary Prospectus Supplement) plus 5.0 basis points in the case of the 2024 Notes, plus 10.0 basis points in the case of the 2025 Notes, plus 10.0 basis points in the case of the 2027 Notes, plus 15.0 basis points in the case of the 2029 Notes, and plus 15.0 basis points in the case of the 2032 Notes less (b) interest accrued and unpaid thereon to the redemption date, and

(2) 100% of the principal amount of the notes of the applicable series to be redeemed, plus, in either case, accrued and unpaid interest thereon to the redemption date.

On or after the applicable Par Call Date, the Issuer may redeem the 2027 Notes, the 2029 Notes, and the 2032 Notes, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the notes being redeemed plus accrued and unpaid interest thereon to the redemption date.

Par Call Date:

2027 Notes: November 1, 2027 (1 month prior to the maturity date of the 2027 Notes)

2029 Notes: October 1, 2029 (2 months prior to the maturity date of the 2029 Notes)

2032 Notes: September 1, 2032 (3 months prior to the maturity date of the 2032 Notes)

Price to Public:

2024 Notes: 99.933% of the principal amount, plus accrued interest, if any

2025 Notes: 99.994% of the principal amount, plus accrued interest, if any

2027 Notes: 99.942% of the principal amount, plus accrued interest, if any

2029 Notes: 99.929% of the principal amount, plus accrued interest, if any

2032 Notes: 99.976% of the principal amount, plus accrued interest, if any

CUSIP/ ISIN:	2024 Notes: 023135CM6/US023135CM69 2025 Notes: 023135CN4/US023135CN43 2027 Notes: 023135CP9/US023135CP90 2029 Notes: 023135CQ7/US023135CQ73 2032 Notes: 023135CR5/US023135CR56

Joint Book-Running Managers:

J.P. Morgan Securities LLC

Barclays Capital Inc.

BofA Securities, Inc.

SG Americas Securities, LLC

Citigroup Global Markets Inc.

Deutsche Bank Securities Inc.

HSBC Securities (USA) Inc.

Wells Fargo Securities, LLC

Goldman Sachs & Co. LLC

Morgan Stanley & Co. LLC

Co-Managers:

BNP Paribas Securities Corp.

Scotia Capital (USA) Inc.
Drexel Hamilton, LLC

Loop Capital Markets LLC

R. Seelaus & Co., LLC

Siebert Williams Shank & Co., LLC

Academy Securities, Inc.

Samuel A. Ramirez & Company, Inc.

CastleOak Securities, L.P.

Tigress Financial Partners LLC

*

A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal by the assigning rating organization at any time. Each rating should be evaluated independently of any other rating.

The Issuer has filed a registration statement (including a prospectus) and a preliminary prospectus supplement with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the related preliminary prospectus supplement, and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting the SEC website at www.sec.gov. Alternatively, the Issuer, any underwriter, or any dealer participating in the offering will arrange to send you the prospectus and related preliminary prospectus supplement if you request them by contacting J.P. Morgan Securities LLC collect at 1-212-834-4533; Barclays Capital Inc. toll-free at 1-888-603-5847; BofA Securities, Inc. toll-free at 1-800-294-1322; or SG Americas Securities LLC toll-free at 1-855-881-2108.